EXHIBIT 10.2

             PRESSING AND DISTRIBUTION LICENSE MADE THIS DAY 9/1/08
                                 BY AND BETWEEN

                    Famous Records, Corp. (THE RECORD LABEL)
             5645, CORAL RIDGE DRIVE, #207, CORAL SPRINGS, FL 33076
                                       AND
                   1 A-Chord Records (THE PRODUCTION COMPANY)
                   315 ALGIERS AVENUE S.E., PALM BAY, FL 32909

                                   WITNESSETH

THE FOLLOWING WHEN EXECUTED BY BOTH PARTIES HERETO SHALL CONSTITUTE THE AGREEMENT BETWEEN US.

PRODUCT
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1.   The production company shall supply the record label with the finished
     "Master" recordings as listed on schedule "A" attached hereto for distribution on an exclusive basis during the term & on terms & conditions as hereafter set forth.

2. The production company warrants & represents to submit masters which they have sole and unquestionable rights and indemnifies the record label against any legal action directly resulting on any infringement of copyrights owned by a third party and is responsible for paying all artist & production costs & royalties that may accrue.

3. The record label agrees to have an album commercially released within 6 months following all finished product submitted and accepted. Failure to do so results in the automatic termination of this agreement, which will be null, & void and the masters may be returned to the production company on reimbursement of any expenses made by the Record Label. The production company will have its logo printed on each record label as well as on the inlay cards of CDs and all advertising material.

PRESSING/PROMOTION/DISTRIBUTION
-------------------------------
4. The record label will pay for labels, pressings and CDs including shipping, artwork & printing on behalf of the production company as well as the payment of any mechanical & copyright royalties.

5a. The production company agrees to help promote each record released to the best of its ability. The record label promises, at its own discretion, to pay for promotion, agreed to by the production company or artist, of at least $25,000 which will be recoupable from payments received from the record label's distributor.

5b. The production company must give written consent to costs exceeding $25,000 prior to any further promotion done on its behalf.

5c. A number of promotional copies of vinyl and CDs will be allocated to the production company and charged against royalties at cost. Quantities will be agreed between p/c and label and will be dependent on initial demand of commercial product. Promotional copies will be made available within 60 days of receipt of the finished masters and complete label & booklet information.

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5d.  If & when a video is required, the production company will liaise with the record label to arrange to have the video shot at the most reasonable cost, in regard to company & location. Any financial outlay or costs entailed by the record label will be recouped against record sales. The production company will be able to approve the editing of the "final" video.

5. The record label warrants & represents that it has the ability & shall and use all reasonable efforts to market the p/c's recordings throughout the United States to all record stores and other non traditional outlets through their distributor (and also by way of exports & sub licensing to countries throughout the world ).

6.   The record label will also take care of all "digital" & download sales.

ROYALTIES
---------
7. On all overseas sub-licensing agreements & export sales, the production company will receive 50% (fifty-percent) of all advances & royalties derived after the deduction of any initial costs.

8. On all domestic sales the production company will receive 60% (sixty percent) of the total receipts after any additional recording, manufacturing or promotional costs (as set out in clause 10a.)

9. Statements for all sales (records shipped & paid for) will be sent quarterly on receipt of payments from our distributor with payments for royalties due, as set out in the record label's current Distribution Agreement either with KOCH Entertainment or FONTANA / UNIVERSAL Distribution, depending who we use.

10a Royalties are paid & calculated after any manufacturing costs and for any other recoupable costs borne by the record label which may include any or all other following:- Art-work designs, corrections or additions to same, film, printing of stickers, posters, labels, booklets, tray cards or any other promotional paraphernalia. Mastering, metalwork & stampers. Additional recording costs, shipping costs and mailers and any other "out of pocket" expenses directly used on behalf of the production company. Recording costs shall be deemed to mean any cost of studio time, production, re-mixing, equalizing, pre-mastering and any other costs incurred customarily recognized in the music industry. Any mechanical & copyright royalties paid by the record label. Any cash advances made directly to or on behalf of any Artist not related to the cost of promotion.

10b The production company is bound by any of the provisions contained in the KOCH or FONTANA Distribution Agreement & any subsequent domestic or foreign distribution agreements entered into by the record label but only with the prior knowledge & agreement by the production company who may elect not to participate in such Agreement after receiving a copy to review & requests in writing to be excluded from such agreement.

TERM
----
11. The term of this agreement shall be for 5 yrs. (Five years) from the official release date of each CD or DVD released, with a six month "sell-off" period, after which time the masters will revert back to the production company, unless this agreement is extended by mutual consent

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PROPERTY RIGHTS
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12a. During the term of this Agreement, all masters shall remain the sole and exclusive joint property of the production company & the record label and may be made available for sale in all formats including internet sales by way of commercial software, by digitally loading-down or by ways not yet technically possible and may be licensed to any third party for any term covered in this agreement.

12b. The record label retains the right of first refusal on any follow-up album to be recorded by any artist or named group subject to this agreement

TERRITORY
---------
13.  The territory is for the world.

ARTISTS
-------
14. All artists and producers subject to this agreement are listed on SCHEDULE A below.

15. The production company or his representative retains the right to audit the company books regarding sales, expenses & royalty statements by giving 7 days written notice to the company.

16.  This agreement shall be construed as to the laws of Florida.




Read, agreed and accepted by:



    /s/ JEFFREY COLLINS                   /s/ GERALD D.THOMAS SR.
----------------------------            --------------------------
JEFFREY COLLINS- (PRESIDENT)                GERALD D.THOMAS SR.
   FAMOUS RECORDS, CORP                     1 A-CHORD RECORDS


                                 ---SCHEDULE---

                 ARTIST                                 TITLE(S)
                 ------                                 --------
                  T/B/D                                  T/B/D

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